Exhibit 99.1

News Release

Contacts:	Phillip D. Kramer	Brad A. Thielemann
	Manager, Special Projects	Executive Vice President and CFO
	713/646-4222 – 800/564-3036	713/646-4560 – 800/564-3036

FOR IMMEDIATE RELEASE

PLAINS ALL AMERICAN COMPLETES PRIVATE PLACEMENT OF $250 MILLION OF SENIOR NOTES

(Houston – May 12, 2006) — Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has completed its previously announced private placement of $250 million of 30-year senior notes. The senior notes were issued at 99.819% of their principal amount and have a fixed-rate interest coupon of 6.70% and a maturity date of May 15, 2036. The senior notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The proceeds from the offering, net of initial purchasers’ discounts and offering expenses, totaled approximately $246.8 million.. Proceeds were used to repay amounts outstanding under its revolving credit facilities and for general partnership purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% equity interest in PAA/Vulcan Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities.  The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA”. The Partnership is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.  These risks and uncertainties include, among other things, fluctuations in the capital markets and other factors and uncertainties inherent in the transportation, gathering, marketing, terminalling and storage of crude oil.  More information regarding such risks and uncertainties may be found in the Partnership’s most recent Form 10-K, Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission.

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